EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Three
						Months	Months
	Years Ended December 31,					Ended	Ended
	2006	2007	2008	2009	2010	3/31/2011	3/31/2011
EARNINGS
Income Before Income Taxes and Equity Earnings	$138,289	$87,333	$129,489	$140,035	$208,484	$210,607	$42,643
Fixed Charges (as below)	63,242	79,435	119,516	109,146	132,106	136,679	34,592
Total Earnings	$201,531	$166,768	$249,005	$249,181	$340,590	$347,286	$77,235

FIXED CHARGES
Interest Expense	$55,213	$60,619	$93,150	$70,500	$86,538	$90,419	$22,425
Credit for Allowance for Borrowed Funds Used During Construction	2,208	9,795	19,800	29,546	33,668	34,360	9,192
Trust Dividends	(179)	(179)	(134)	-	-	-	-
Estimated Interest Element in Lease Rentals	6,000	9,200	6,700	9,100	11,900	11,900	2,975
Total Fixed Charges	$63,242	$79,435	$119,516	$109,146	$132,106	$136,679	$34,592

Ratio of Earnings to Fixed Charges	3.18	2.09	2.08	2.28	2.57	2.54	2.23